CERTIFICATE OF OFFICER
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement dated as of June 1, 2005, (the “Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wachovia Bank, National Association, as Master Servicer,
Wells Fargo Bank, N. A., as Trustee, LaSalle Bank National Association as Paying Agent and
LNR Partners, Inc., as Special Servicer
(JPMCC 2005-LDP2)

The undersigned, Susan K Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the “Company”), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the company during the year ended December 31, 2005 and of its performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2005; (iii) the Company has received no notice regarding qualification, or challenging the status, of any of Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.